Bacterin Study Shows OsteoSponge Equivalence to rhBMP-2 in Spinal Fusion

BELGRADE, MT, – October 25, 2011 – Bacterin International Holdings, Inc. (NYSE Amex: BONE), a leader in the development of revolutionary bone graft material and antimicrobial coatings for medical applications, reported results of a two-year study for OsteoSponge®.

Used in conjunction with the patients’ own bone marrow aspirate, OsteoSponge is a highly effective osteoinductive and osteoconductive bone scaffold that aids in spinal fusion. The study was conducted in collaboration with researchers at the Salt Lake Orthopaedic Clinic, Spine Surgery of Salt Lake City.

The two-year post-operative, clinical data showed OsteoSponge to be equivalent to rhBMP-2 in achieving an interbody fusion based upon radiographic assessment, CT scans, and quality of life outcomes. Additionally, patients receiving the OsteoSponge graft reported statistically significant less leg pain at one year relative to the rhBMP-2 group.

“Since OsteoSponge has been released, surgeons have used our bone graft implants more than 100,000 times, and this latest study further validates its effectiveness in spinal fusion surgery,” said Guy Cook, Bacterin’s chairman and CEO. “Surgeons noted our product’s unique handling properties, ability to irrigate the site, and quick insertion of the OsteoSponge scaffold into the PEEK cage.”

This study, which evaluated the effectiveness of Bacterin’s OsteoSponge allograft for use in lumbar spinal fusion and entitled, “Lumbar Interbody Fusion with OsteoSponge Demineralized Allograft in a PEEK Cage Compared to Fusion with rhBMP-2: Long Term Post-Operative Assessment,” was presented at EuroSpine 2011 in Milan, Italy last week. The abstract of this presentation was published in European Spine Journal (Volume 20, Supplement 4, 421-464).

The study has also been accepted for presentation at the 2012 AAOS Annual Meeting in San Francisco, California on February 7-11, 2011.

About Bacterin International Holdings
Bacterin International Holdings, Inc. (NYSE Amex: BONE) develops, manufactures and markets biologics products to domestic and international markets. Bacterin's proprietary methods optimize the growth factors in human allografts to create the ideal stem cell scaffold to promote bone, subchondral repair and dermal growth. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

Bacterin's Medical Device division develops, employs, and licenses bioactive coatings for various medical device applications. Bacterin's strategic coating initiatives include antimicrobial coatings designed to inhibit biofilm formation and microbial contamination. For further information, please visit www.bacterin.com.

Company Contact:
Guy Cook
President & CEO
Bacterin International Holdings, Inc.
Tel 406-388-0480
gcook@bacterin.com

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
Tel 949-574-3860
info@liolios.com